Exhibit 10.25
June 22,2020

James H. Erlinger III
6213 Carlyle Dr.
Raleigh, NC 27614

Dear Jim:

We’re delighted to confirm our offer of employment as Veracyte’s EVP, General Counsel. In this role, you will report to Bonnie Anderson, Chairman and Chief Executive Officer. (You should note that the Company may modify job titles and reporting relationships from time to time as it deems necessary.)

The terms of this offer are as follows:

1.You will receive a base salary of $400,000 per year, less all applicable taxes and withholdings, paid in accordance with Veracyte’s established payroll schedule, presently semi-monthly.
In addition, you will be eligible to participate in the Company’s 2020 Bonus Plan. Your target bonus for 2020 will be 55% of eligible annual earnings. Payout is dependent on company and individual performance and is not guaranteed. For purposes of 2020, your individual performance multiplier will be not less than 100%.
2.The Company’s Board of Directors has agreed to offer equity participation to you. You will be granted the option to purchase 175,000 shares of Veracyte Common Stock. The price per share will be equal to the fair market value of the Common Stock on the date of grant (your hire date). The vesting schedule will be 1/4 of the shares vesting on the first anniversary of your employment, and then 1/48 of the shares vesting each month for the next 36 months.
3.You will be eligible for the provisions of our Change in Control and Severance Agreement, which is attached for your review and signature.
4.You also will be eligible for medical, dental, vision and life insurance benefits, and participation in the Company’s 401(k) and Employee Stock Purchase Plans, which will be further detailed in a separate conversation with Human Resources.
Also, you will be eligible for paid time off and company paid holidays in accordance with Veracyte’s established policies. These and other policies are explained fully in the Company’s employee handbook.
The Company will reimburse you for all bar related expenses, including bar membership fees for Missouri and North Carolina and all continuing legal education expenses.
5.In accordance with Federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to the Company within three (3) business days of your date of hire, or the Company may terminate its employment relationship with you.

6000 Shoreline Court, Suite 300, South San Francisco, CA 94080 | T: 650.243.6300 | F: 650.243.6301

6.In accordance with the law, employment with the Company is at-will, and may be terminated at any time by you or the Company, with or without cause and with or without notice. However, if employment is terminated by you, the Company requests that you provide as much notice as possible.

7.Employment with the Company is contingent upon your signature of, and compliance with, its At-Will Employment, Confidential Information and Invention Assignment and Arbitration Agreement. This requires, among other provisions, the assignment of patent rights to any invention made during your employment with the Company, as well as non-disclosure of Company proprietary information. There is also a requirement for resolution by binding arbitration of any dispute arising out of our employment relationship. The arbitration requirement is described in detail in the agreement, a copy of which is enclosed with this offer. Kindly send a signed copy of this agreement to Geraldine Yamaguchi (geraldine@veracyte.com) prior to your first day of employment.

8.This offer is contingent upon a successfully completed background report.
To accept the Company’s offer, please sign and date this letter in the space provided below. Your start date is targeted to be August 1, 2020. This letter, together with any agreements relating to proprietary rights as herein described, sets forth the terms of your employment with the Company, and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter including, but not limited to, its at-will employment provision, may not be modified or amended except by written agreement signed by an Officer of the Company and you.
We’re all keenly looking forward to welcoming you aboard! If you have any questions about this offer or its terms, please feel free to contact Jennifer Harvey, HR Director, directly at 650-243-6328.

Sincerely,

/s/ Bonnie Anderson

Bonnie Anderson
Chairman and Chief Executive Officer

Agreed to and accepted:

Signature: ________/s/ James Erlinger_________

Printed Name: ____James Erlinger_____________

Date: ___________6/24/2020_________________